UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2010 (April 20, 2010)

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chemin de Blandonnet 10 Vernier, Switzerland	1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On April 21, 2010, the Company announced that it had a fire and explosion onboard its semisubmersible drilling rig Deepwater Horizon. The incident occurred April 20, 2010 at approximately 10:00 p.m. central time in the United States Gulf of Mexico. The rig was located approximately 41 miles offshore Louisiana on Mississippi Canyon block 252.

The rig was staffed with a 126 member crew, 11 remain missing and 115 have been safely evacuated. The rig sank late in the morning, April 22, 2010. The combined response team was not able to stem the flow of hydrocarbons prior to the rig sinking, and we are working closely with BP Exploration & Production, Inc. and the U.S. Coast Guard to determine the impact from the sinking of the rig and the plans going forward. The U.S. Coast Guard has plans in place to mitigate any environmental impact from this situation.

The cause of the fire and explosion is unknown at this time. An investigation into the cause of the incident and assessment of the damage will be ongoing in the days or weeks to come.

Statements regarding any future aspect of the incident on the Deepwater Horizon, the effects, results, investigation, damage assessment relating thereto, mitigation of environmental impact, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to results of searches, investigations and assessments, actions by the Coast Guard and other governmental agencies, actions by customers and other third parties and other factors detailed in Transocean’s most recent Form 10-K and other filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

The press release dated April 22, 2010 included as Exhibit 99.1 to this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

The exhibit to this report is as follows:

Exhibit No.	Description

99.1	Press Release dated April 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: April 22, 2010	By	/s/ Margaret C. Fitzgerald
Margaret C. Fitzgerald
Associate General Counsel

Index to Exhibits

Exhibit Number	Description

99.1	Press Release dated April 22, 2010.